Exhibit 99.1

FOR IMMEDIATE RELEASE
December 31, 2014
Contact: Investor Inquiries:
Casey Farrell, ViewPoint Financial Group, Inc.
972-801-5871/shareholderrelations@viewpointfinancialgroup.com

Media Inquiries:
Mary Rische, ViewPoint Bank
972-758-1554/mary.rische@viewpointbank.com

ViewPoint Financial Group, Inc. To Complete Merger with LegacyTexas Group, Inc. on January 1, 2015;
To Be Known as LegacyTexas Financial Group, Inc. and To Change Ticker Symbol to LTXB

Mays Davenport to Join as Chief Financial Officer;
George Fisk, Greg Wilkinson and Arcilia Acosta to Join Board of Directors

PLANO, Texas, December 31, 2014 - ViewPoint Financial Group, Inc. ("ViewPoint") (NASDAQ: VPFG) announced today that it expects to complete its merger with LegacyTexas Group, Inc. on January 1, 2015, and will change its name to LegacyTexas Financial Group, Inc. (the "Company") on that date. Effective January 2, 2015, the Company will be traded on the NASDAQ Global Select Market under the ticker symbol “LTXB”.

Under the terms of the merger agreement, LegacyTexas Group, Inc. shareholders will receive 7.85 million shares of Company common stock plus approximately $115 million in cash for all the outstanding stock of LegacyTexas Group, Inc.

Also effective January 1, 2015, ViewPoint's bank subsidiary, ViewPoint Bank, N.A., will merge into LegacyTexas Group, Inc.’s subsidiary bank, LegacyTexas Bank, with the merged bank retaining the LegacyTexas Bank name. Branch and branding integration is planned for February, and, at that time, customers of both institutions will be able to conduct business at any of the LegacyTexas locations.

At completion of the merger, Mays Davenport (Executive Vice President of LegacyTexas Bank) will join the Company as Executive Vice President and Chief Financial Officer, and George Fisk (Chief Executive Officer and Vice Chairman of LegacyTexas Group, Inc.) and Greg Wilkinson (director of LegacyTexas Group, Inc.) will serve on the Boards of Directors of the Company and the merged LegacyTexas Bank. Kevin Hanigan will continue to serve the Company and the merged LegacyTexas Bank as President and Chief Executive Officer. Additionally, Arcilia Acosta, who has served on the Board of Directors of ViewPoint Bank since 2013, will be appointed to the Board of Directors of the Company, effective January 1, 2015.

"What a great day for all who have worked so hard on this game-changing merger," said ViewPoint President and Chief Executive Officer Kevin Hanigan. "The combination of these two banks is a major step in our strategy to become the bank of choice for Dallas and Fort Worth- based businesses, entrepreneurs and families."

“This partnership creates one of the premier banking organizations in Texas," said LegacyTexas Group, Inc. Vice Chairman and Chief Executive Officer George A. Fisk.  “We are very excited for our stockholders, our employees, our customers and our community.”

The merger creates one of the largest independent Texas financial services companies, with combined assets of nearly $6 billion. The Company will rank first in deposit market share in affluent Collin County and third in deposit market share among Texas-based independent banks in the Dallas/Fort Worth Metroplex.

About ViewPoint Financial Group, Inc. and LegacyTexas Financial Group, Inc.
ViewPoint Financial Group, Inc., to be known as LegacyTexas Financial Group, Inc. effective January 1, 2015, is a bank holding company based in Plano, Texas. On January 1, 2015, the Company’s holdings will include LegacyTexas Bank, which will also operate as ViewPoint Bank and First National Bank of Jacksboro. Beginning in February 2015, the bank will operate under the LegacyTexas brand in each of its markets. The merged bank will operate 51 banking offices in 19 North Texas cities, including 48 branches in the Dallas-Fort Worth Metroplex. For more information, please visit www.viewpointfinancialgroup.com.
When used in filings by ViewPoint Financial Group, Inc. (“ViewPoint”) with the Securities and Exchange Commission (the “SEC”), in ViewPoint's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the ViewPoint-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; ViewPoint's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in ViewPoint's market area; competition; changes in management’s business strategies and other factors set forth in ViewPoint's filings with the SEC.

ViewPoint does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.